Exhibit 23

Consent of Independent Registered Public Accounting Firm

Synergy Pharmaceuticals, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 of the Form S-3 (No. 333-163316) of Synergy Pharmaceuticals, Inc. and Subsidiaries (a development stage company) (the “Company”) of our reports dated March 15, 2012, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting which appears in this Form 10-K. Our report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

New York, New York

March 15, 2012